UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2300 Warrenville Road, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

(630) 296-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 24, 2015, Addus HealthCare, Inc. (“Addus HealthCare”), a wholly-owned subsidiary of Addus HomeCare Corporation (the “Corporation”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Margaret Coffey and Carol Kolar (the “Sellers”), South Shore Home Health Service Inc. (“South Shore”) and Acaring Home Care, LLC (“Acaring,” and together with South Shore, the “Companies”). Pursuant to the Purchase Agreement, Addus HealthCare has agreed to acquire all of the issued and outstanding securities of each of South Shore and Acaring for a cash purchase price of $18 million (the “Transaction”). South Shore operates a home health care business in certain counties in the State of New York, and Acaring performs various management services for South Shore (collectively, the “Businesses”). Revenues for the Companies for the year ending December 31, 2014 were approximately $47 million.

The obligations of the parties to consummate the Transaction are subject to, among other things, the accuracy of the representations and warranties in the Purchase Agreement, compliance with the covenants in the Purchase Agreement and in the case of Addus HealthCare, the absence of a material adverse effect on either South Shore or Acaring, receipt of all necessary third party consents (including regulatory consents), South Shore meeting certain minimum revenue and EBITDA thresholds and receipt of audited financial statements for the year ended December 31, 2014, in addition to other customary closing conditions. The Transaction is not subject to any financing condition. Subject to fulfillment of the closing conditions, the Transaction is expected to close before year end or early 2016, but there can be no assurance that the Transaction will be completed.

The parties to the transaction have made customary representations, warranties and covenants, including with respect to the conduct of the Businesses during the period between the execution of the Purchase Agreement and the closing. The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Purchase Agreement. Such representations, warranties and covenants may be subject to limitations agreed upon by the contracting parties, may have been made for purposes of allocating contractual risk, rather than as statements of categorical fact and may be subject to standards of materiality applicable to the contracting parties or their respective businesses, which may differ from what may be material to investors. The representations and warranties were made as of the date of the Purchase Agreement or such other date as may be specified in the Purchase Agreement and are subject to more recent developments.

The Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters.

The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the actual Purchase Agreement, which will be filed as an exhibit to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: April 27, 2015	By:	/s/ Dennis Meulemans

	Name:	Dennis Meulemans

	Title:	Chief Financial Officer